YUM! BRANDS, INC.
1999 LONG TERM INCENTIVE PLAN

FORM OF GLOBAL YUM! STOCK APPRECIATION RIGHTS AGREEMENT
AGREEMENT made as of ___ day of _____, 20__, by and between YUM! Brands, Inc., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A. (“YUM!”) and the Participant.
W I T N E S S E T H:
WHEREAS, the shareholders of YUM! approved the YUM! Brands, Inc. 1999 Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;
WHEREAS, pursuant to authority granted to it in said Plan, the Management Planning and Development Committee of the Board of Directors of YUM! (the “Committee”), has granted to the Participant stock appreciation rights (to be known hereinafter as “YUM! Stock Appreciation Rights”) with respect to the number of shares of YUM! common stock as set forth below;
WHEREAS, YUM! Stock Appreciation Rights granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;
WHEREAS, capitalized terms used but not defined in this Global YUM! Stock Appreciation Rights Agreement shall have the meaning set forth in the Plan;
NOW, THEREFORE, it is mutually agreed as follows:
1.Grant. In consideration of the Participant remaining in the employ of YUM!, or one of its divisions or direct or indirect Subsidiaries (collectively the “Company”), YUM! hereby grants to the Participant, as of _________, 20__ (the “Grant Date”), on the terms and conditions set forth in this Global YUM! Stock Appreciation Rights Agreement, including any country-specific terms set forth in the attached appendix (the “Appendix” and together with the Global YUM! Stock Appreciation Rights Agreement, the “Agreement”) and the Plan, stock appreciation rights with respect to an aggregate number of shares of the Company's common stock, with no par value, set forth in the Participant's letter from YUM!'s Chief People Officer (the “Covered Shares”), with an Exercise Price of $_____ per share, which was the Closing Value (as defined below) of YUM! common stock on the Grant Date. The right to receive the appreciation on each such share in accordance with this Agreement is referred to herein as a “YUM! Stock Appreciation Right”.

2.Exercisability.

(a)Provided the Participant remains continuously employed by the Company through the applicable vesting date and subject to the terms and conditions of this Agreement including, without limitation, Section 4, the YUM! Stock Appreciation Right shall vest and become exercisable (i) with respect to one-fourth (1/4) of the Covered Shares on the one-year anniversary of the Grant Date (i.e.,__________, 20__, which is referred to as the “Initial Vesting Date”), and (ii) after the Initial Vesting Date, with respect to an additional one-fourth (1/4) of the Covered Shares at each of (1) the two-year anniversary of the Grant Date, (2) the three-year anniversary of the Grant Date, and (3) the four-year anniversary of the Grant Date, respectively.

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    1                                                        1

(b)YUM! Stock Appreciation Rights must be exercised no later than 4PM Eastern Standard Time (“EST”), _________, 20___. The time during which YUM! Stock Appreciation Rights are exercisable is referred to as the “YUM! Stock Appreciation Right Term.” If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date.

(c)Once exercisable and until the end of the YUM! Stock Appreciation Term or such earlier date of the termination of the YUM! Stock Appreciation Right as set forth in Section 4, all or a portion of the exercisable YUM! Stock Appreciation Rights may be exercised at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of YUM! Stock Appreciation Rights which may be exercised at any time. Fractional YUM! Stock Appreciation Rights may not be exercised. No omission to exercise a YUM! Stock Appreciation Right shall result in the lapse of any other YUM! Stock Appreciation Right granted hereunder until the forfeiture or expiration of such YUM! Stock Appreciation Right. The YUM! Stock Appreciation Rights shall terminate and expire no later than the end of the YUM! Stock Appreciation Right Term.

3.Exercise. Subject to the terms and conditions set forth herein, YUM! Stock Appreciation Rights may be exercised by giving notice of exercise to Merrill Lynch, the stock plan administrator (or any other stock plan administrator or vendor designated by YUM!) in the manner specified from time to time by YUM! or the stock plan administrator. Upon the exercise of the YUM! Stock Appreciation Right with respect to a share of Stock, the Participant shall receive an amount from the Company which is equal to the excess of the market price of a share of Stock at the time of exercise over the Exercise Price of one share of Stock. Such amount will be paid to the Participant, in shares of Stock (based on the market price of such shares at the date of exercise), and in cash with respect to any fractional shares or in a combination thereof, subject to satisfaction of all Tax-Related Items (as defined in Section 6 below).

4.Effect of Termination of Employment, Death, Retirement, and Total Disability.

(a)The Participant shall have a period of 90 days after termination of active employment with the Company (as determined in accordance with Section 7(h) below) to exercise such vested or previously exercisable YUM! Stock Appreciation Rights as of the Participant's last day of active employment, but such exercise period shall not extend beyond the end of the YUM! Stock Appreciation Right Term. After the 90-day period, the YUM! Stock Appreciation Rights shall automatically expire and no YUM! Stock Appreciation Right may be exercised; provided, however, that if such termination occurs by reason of the Participant's death, Retirement (as defined in Section 25 below) or Total Disability (as defined in Section 25 below), then all YUM! Stock Appreciation Rights which are otherwise exercisable on the Participant's last day of active employment (or become exercisable on the Participant's date of termination) may be exercised by the Participant's designated beneficiary (or, if none, his or her legal representative), in the event of Participant's death, or by the Participant, in the event of Retirement or Total Disability, during the YUM! Stock Appreciation Right Term, in accordance with this Agreement.

(b)In the event the Participant's employment with the Company is terminated by reason of Retirement or Death, the YUM! Stock Appreciation Right will pro rata vest on a monthly basis such that a portion of Participant's otherwise unvested YUM! Stock Appreciation Right will vest based upon the time the Participant was employed during the vesting period up to the last day of active employment (as determined in accordance with Section 7(h) below). The vested YUM! Stock Appreciation Right may be exercised during the YUM! Stock Appreciation Right Term in accordance with this Agreement.

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    2                                                        2

(c)In the event the Participant's employment with the Company is involuntarily terminated without cause and solely as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Participant's position within the Company, (iii) the selection of the Participant for work force reduction (whether voluntary or involuntary), or (iv) other termination by the Company other than for cause, the YUM! Stock Appreciation Right will pro rata vest on a monthly basis such that a portion of the Participant's otherwise unvested YUM! Stock Appreciation Right will vest based on the time the Participant was employed during the vesting period up to the last day of active employment (as determined in accordance with Section 7(h) below). The Participant shall have a period of 90 days after termination of active employment to exercise such vested or previously exercisable YUM! Stock Appreciation Rights, but such exercise period shall not extend beyond the end of the YUM! Stock Appreciation Right Term.

5.Misconduct and Repayment upon Restatement.

(a)In the event the Committee determines in its sole discretion that the Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, or (iii) engaged in any conduct which is injurious to the Company including diverting employees of the Company to leave the Company without the Company's prior consent, then YUM! may terminate all of the Participant's outstanding YUM! Stock Appreciation Rights and the Participant shall forfeit all rights to any unexercised YUM! Stock Appreciation Rights granted hereunder.

(b)The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the YUM! Stock Appreciation Rights if there is a material restatement of the Company's financial statements that is completely or partially caused by misconduct by an executive officer of the Company, and the Participant would unfairly profit if the cancellation, rescission, suspension, withholding, or limitation did not occur, as determined by the Committee; provided that the Committee's notification of the rescission is made no later than one year after the restated financial statements are issued.

(c)If there is a material restatement of the Company's financial statements that is completely or partially caused by misconduct by an executive officer of the Company, any exercise of the Stock Appreciation Right occurring within 12 months after the restated year (or other restated period) may be rescinded by the Committee, if the Committee concludes that the repayment is necessary to prevent the Participant from unfairly benefiting from an exercise following the restatement, provided that the rescission under this Section (d) shall be effective only if all of the following apply:

(1)	The Committee notifies the Participant of the rescission no later than one year after the restated financial statements are issued, and

(2)
The Committee reasonably determines that, prior to the time the YUM! Stock Appreciation Right was exercised, such Participant both (i) knew or should have known of the inaccuracy of the financial statements that were restated, and (ii) knew or should have known that the inaccuracy was caused by misconduct.

In the event of any such rescission, the Participant (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise (determined as of the time of exercise), in such manner and on such terms and conditions as may be required by the Company,

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    3                                                        3

provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.
(d)If the Optionee is an executive officer of the Company, and there is a material restatement of the Company's financial statements and such material restatement was caused by the Optionee's misconduct, the Committee shall cancel the Participant's YUM! Stock Appreciation Right Award (to the extent permitted under applicable law). Further, any exercise of the YUM! Stock Appreciation Right occurring within 12 months after the restated year (or other restated period) shall be rescinded by the Committee (to the extent permitted under applicable law), provided that the rescission shall be effective only if the Committee notifies the Participant of the rescission no later than one year after the restated financial statements are issued. In the event of any such rescission, the Participant (regardless of whether then employed) shall pay to the Company the amount of any gain realized as a result of the rescinded exercise (determined as of the time of exercise), in such manner and on such terms and conditions as may be required by the Company, provided that the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

(e)This Agreement is a voluntary agreement, and each Participant who has accepted the Agreement has chosen to do so voluntarily. The Participant understands that all YUM! Stock Appreciation Rights provided under the Agreement and all amounts paid to the individual under the Agreement are provided as an advance that is contingent on the Company's financial statements not being subject to a material restatement. As a condition of the Agreement, the Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the YUM! Stock Appreciation Rights for any individual party to such an agreement due to a material restatement of the Company's financial statements, as provided in this Section 5 including all subsections (a) through (f). In the event that amounts have been paid to the Participant pursuant to the Agreement and the Committee determines that the Participant must repay an amount to the Company as a result of the Committee's cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Participant agrees, as a condition of being awarded such rights, to make such repayments.

(f)The Board may reduce the amount to be recouped under the foregoing provisions of this Section 5 based on such factors as the Board determines in its sole discretion to be relevant. Such factors may include, without limitation, the extent to which the gain is determined to be attributable to events prior to the restated year (or other period), and whether the Participant continued to hold the Stock acquired upon the exercise of the YUM! Stock Appreciation Rights during a period in which the value of the Stock declined.

(g)For purpose of this Section 5, (i) the term “misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional; (ii) no conduct or omission shall be deemed “knowing” by a Participant unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company; and (iii) a buy out of the YUM! Stock Appreciation Right in accordance with Section 11 shall be treated as the exercise of the Stock Appreciation Right. Sections (b) through (e) above shall apply only to Awards granted after December 31, 2008.

6.Responsibility for Taxes. Regardless of any action YUM! or the Participant's employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant's participation in the Plan that are legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by YUM! or the Employer. The Participant further acknowledges that YUM! and/

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    4                                                        4

or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the YUM! Stock Appreciation Right, including the grant, vesting or exercise of the YUM! Stock Appreciation Right, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (2) do not commit and are under no obligation to structure the terms of the grant or any aspect of the YUM! Stock Appreciation Right to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Participant acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable, tax and/or social security contribution withholding event, the Participant shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes YUM! and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant's wages or other cash compensation paid to him or her by YUM! and/or the Employer; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of the YUM! Stock Appreciation Right, either through a voluntary sale or through a mandatory sale arranged by YUM! (on the Participant's behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of the YUM! Stock Appreciation Right. To avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the exercised YUM! Stock Appreciation Right, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant's participation in the Plan.
Finally, the Participant shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Participant's participation in the Plan or the Participant's acquisition of shares upon exercise of the YUM! Stock Appreciation Right that cannot be satisfied by the means previously described. YUM! may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Participant if the Participant fails to comply with Participant's obligations in connection with the Tax-Related Items.
7.Nature of Grant. In accepting the YUM! Stock Appreciation Right, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by YUM! and is discretionary in nature;

(b)	all decisions with respect to future stock appreciation right grants, if any, will be at the sole discretion of YUM!;

(c)	the Participant is voluntarily participating in the Plan;

(d)	the YUM! Stock Appreciation Right and any shares acquired under the Plan are not part of normal or expected compensation or salary;

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    5                                                        5

(e)
the YUM! Stock Appreciation Right grant and the Participant's participation in the Plan shall not be interpreted to form an employment contract or relationship with YUM! or the Employer or any Subsidiary or affiliate of YUM!;

(f)	the future value of the underlying shares is unknown and cannot be predicted with certainty;

(g)	if the underlying shares do not increase in value, the YUM! Stock Appreciation Right will have no value;

(h)
in the event of involuntary termination of Participant's employment (whether or not in breach of local labor laws), the Participant's right to receive the YUM! Stock Appreciation Right and vest in the YUM! Stock Appreciation Right under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Participant's right to exercise the YUM! Stock Appreciation Right after termination of employment, if any, will be measured by the date of termination of Participant's active employment and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of his or her YUM! Stock Appreciation Right grant;

(i)	for Participants who reside outside the U.S., the following additional provisions shall apply:

(i)	the YUM! Stock Appreciation Right and any shares acquired under the Plan are not intended to replace any pension rights or compensation;

(ii)
the YUM! Stock Appreciation Right and the shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to YUM! or to the Employer and are outside the scope of Participant's employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for YUM! or the Employer; and

(iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the YUM! Stock Appreciation Right resulting from termination of the Participant's employment by YUM! or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the YUM! Stock Appreciation Right to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    6                                                        6

8.No Advice Regarding Grant. YUM! is not providing any tax, legal or financial advice, nor is YUM! making any recommendations regarding the Participant's participation in the Plan, or his or her acquisition or sale of the underlying shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.

9.Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of YUM! common stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares which the Participant may purchase pursuant to the YUM! Stock Appreciation Rights and the Exercise Price at which the Participant may purchase such shares shall be adjusted appropriately in the Committee's discretion.

10.Nontransferability. These YUM! Stock Appreciation Rights are personal to the Participant and, during his or her lifetime, may be exercised only by the Participant. The YUM! Stock Appreciation Rights shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee.

11.Buy-Out of YUM! Stock Appreciation Right Gains. At any time after any YUM! Stock Appreciation Right becomes exercisable, the Committee shall have the right, in its sole discretion and without the consent of the Participant, to cancel such YUM! Stock Appreciation Right and to pay to the Participant the difference between the Exercise Price of the YUM! Stock Appreciation Right and the Fair Market Value of the shares covered by the YUM! Stock Appreciation Right as of the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Payments of such buy out amounts pursuant to this provision shall be effected by YUM! as promptly as possible after the date of the Buy Out Notice and may be made in cash or in shares of YUM! common stock, or partly in cash and partly in YUM! common stock as the Committee deems advisable. To the extent payment is made in shares of YUM! common stock, the number of shares shall be determined by dividing the amount of payment to be made by the Fair Market Value of a share at the date of the Buy Out Notice. In no event shall YUM! be required to deliver a fractional share of YUM! common stock in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any Tax-Related Items.

12.Change in Control. Notwithstanding anything in this Agreement to the contrary (including Section 5 above), if the Participant is employed on the date of a Change in Control (as defined in the Plan), and the Participant's employment is involuntarily terminated (other than by the Company for cause) on or within two years following the Change in Control, the YUM! Stock Appreciation Rights shall become fully and immediately exercisable. If the employment of the Participant is terminated on or within two years following a Change in Control, all YUM! Stock Appreciation Rights shall continue to be exercisable at any time within three years after the date of such termination of employment, but in no event after the end of the YUM! Stock Appreciation Right Term.

13.Notices. Any notice to be given to YUM! under the terms of this Agreement shall be addressed to YUM! at Louisville, Kentucky 40213, U.S.A., Attention: Vice President, Compensation and Benefits, or such other address (including any email address) as YUM! may hereafter designate to the Participant. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Participant's country.

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    7                                                        7

14.Binding Effect.

(a)This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of YUM!'s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.
(b)This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the YUM! Stock Appreciation Rights may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

15.Receipt of Prospectus. The Participant hereby acknowledges that he or she has received a copy of YUM!'s Prospectus relating to the YUM! Stock Appreciation Rights, the Covered Shares and the Plan, and that he or she fully understands his or her rights under the Plan.

16.Data Protection. This Section 16 applies if the Participant resides outside the U.S. By entering into this Agreement, the Participant:

(a)hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, YUM! and any Subsidiary or affiliate of YUM!, for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan;

(b)acknowledges that YUM! and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all YUM! Stock Appreciation Rights or any other entitlement to Stock outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(c)acknowledges and agrees that Data may be transferred to Merrill Lynch or such other service provider as may be selected by YUM!, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Participant's country of residence or elsewhere (e.g., the United States), and that the recipient's country may have different data privacy laws and protections to those of the Participant's country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative; and

(d)authorizes the Employer, YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired under the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    8                                                        8

human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect his ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

17.Plan Controls. The YUM! Stock Appreciation Rights and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling. YUM! reserves its right to amend or terminate the Plan at any time without the consent of the Participant, provided, however, that YUM! Stock Appreciation Rights outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Participant and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.

18.Rights to Future Grants; Compliance with Law. By entering into this Agreement, the Participant acknowledges and agrees that the Award and acceptance of the YUM! Stock Appreciation Right pursuant to this Agreement is voluntary and occasional does not entitle the Participant to future grants of stock appreciation rights or other awards in the future under the Plan or any other plan even if stock appreciation rights have been granted repeatedly in the past. The Participant further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of YUM! Stock Appreciation Rights and the exercise of YUM! Stock Appreciation Rights, including, without limitation, currency and exchange laws, rules and regulations. The Participant shall have no rights as a shareholder of YUM! until the YUM! Stock Appreciation Right is exercised and shares have been issued to the Participant.

19.Governing Law & Venue. The Participant's participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.

For purposes of litigating any dispute that arises under this grant, the Participant's participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
20.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    9                                                        9

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require me to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Appendix. Notwithstanding any provisions herein, the Participant's participation in the Plan shall be subject to any special terms and conditions set forth in the Appendix for his or her country (attached hereto). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent YUM! determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

25.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Closing Value” of a share of YUM! Common Stock shall mean an amount equal to the closing sales price of a share of YUM! common stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of common stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), rounded to two decimal places.

(b) “Retirement” shall have the meaning used in the YUM! Retirement Plan, as then in effect, whether it occurs on the Participant's Normal Retirement Date or Early Retirement Date, or in the event the Retirement Plan does not apply to the Participant, “Retirement” shall mean termination of employment by the Participant on or after the Participant's attainment of age 55 and 10 years of service or age 65 and 5 years of service. Notwithstanding the definition of Retirement set forth immediately above, if YUM! receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant's jurisdiction that would likely result in the favorable retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of the Participant's termination of employment and the YUM! Stock Appreciation Right shall automatically expire upon, and no YUM! Stock Appreciation Right may be exercised after, the termination of the Participant's employment with the Company.

(c) “Total Disability” shall mean total disability of the Participant as determined by the Committee, upon the basis of such evidence as the Committee deems necessary and advisable.

By electronically accepting the grant of the YUM! Stock Appreciation Right and participating in the Plan, the Participant agrees to be bound by the terms and conditions in the Plan and this Agreement.
YUM! BRANDS, INC.

By __________________________________
Anne P. Byerlein
YUM! Brands, Inc., Chief People Officer

GLOBAL SAR AGREEMENT (25% Over 4 Years)
                    10                                                        10